DRC RESOURCES CORPORATION

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002, 2001 AND 2000

AND

INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND 2002

BEAUCHAMP & COMPANY

CHARTERED ACCOUNTANTS

#205 - 788 BEATTY STREET

VANCOUVER, B.C. V6B 2M1

PHONE: 604-688-2850 FAX: 604-688-2777

AUDITORS REPORT

To the Shareholders of

DRC Resources Corporation

We have audited the consolidated balance sheets of DRC Resources Corporation as at December 31, 2002 and 2001 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada and in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the result of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a consistent basis.

Canadian generally accepted accounting principles vary in certain significant respects from United States generally accepted accounting principles and practices. Application of United States generally accepted accounting principles and practices would have affected the results of operations for the year ended December 31, 2002 and the assets and shareholders equity as at December 31, 2002 to the extent summarized in note 15 to the financial statements.

"BEAUCHAMP & COMPANY"

Chartered Accountants

Vancouver, B.C.

February 17, 2003

BEAUCHAMP & COMPANY

CHARTERED ACCOUNTANTS

#205 - 788 BEATTY STREET

VANCOUVER, B.C. V6B 2M1

PHONE: 604-688-2850 FAX: 604-688-2777

COMMENTS BY AUDITORS FOR U.S. READERS

ON CANADA-U.S. REPORTING CONFLICT

In the United States, reporting standards for auditors requires the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by significant uncertainties and contingencies such as those referred to in note 1 to these financial statements. Our report to the shareholders dated February 17, 2003 is expressed in accordance with Canadian reporting standards which do not permit a reference to such matters in the auditors report when the uncertainties are adequately disclosed in the financial statements.

"BEAUCHAMP & COMPANY"

Chartered Accountants

Vancouver, Canada

February 17, 2003

BEAUCHAMP & COMPANY

CHARTERED ACCOUNTANTS

#205 - 788 BEATTY STREET

VANCOUVER, B.C. V6B 2M1

PHONE: 604-688-2850 FAX: 604-688-2777

REVIEW ENGAGEMENT REPORT

To the Directors of

DRC Resources Corporation

We have reviewed the interim consolidated balance sheet of DRC Resources Corporation as at March 31, 2003 and the interim consolidated statements of operations and deficit and cash flows for the three months ended March 31, 2003 and 2002, and schedule of resource properties for the three months ended March 31, 2003. Our review was made in accordance with Canadian generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the Company.

A review does not constitute an audit and consequently we do not express an audit opinion on these financial statements.

Based on our review, nothing has come to our attention that causes us to believe that these financial statements are not, in all material respects, in accordance with Canadian generally accepted accounting principles.

"BEAUCHAMP & COMPANY"

Chartered Accountants

Vancouver, B.C.

February 17, 2003

RC RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2003, DECEMBER 31, 2002 AND 2001

ASSETS
Mar. 31 - 2003	Dec. 31 - 2002	Dec. 31 - 2001
(Unaudited	(Audited)	(Audited)

CURRENT ASSETS
Cash and cash equivalents	3,712,530	3,872,144	3,816,120
Marketable security	1,500	1,500	3,750
Amounts receivable - government	136,832	173,452	447,799
Prepaid expenses	14,376
			13,276
	$ 3,865,238	$ 4,047,096	$ 4,280,945

RESOURCE PROPERTIES - SCHEDULE (Notes 2 and 3)	2,455,093	2,404,194	1,603,871

CAPITAL ASSETS (Notes 2 and 4)	38,518	41,535	14,367
	$ 6,358,849	$ 6,492,825	$ 5,899,183

LIABILITIES

CURRENT LIABILITIES Account payable and accruals	33,450	45,169	36,202

FUTURE INCOME TAXES (Note 5(c)	129,710	113,767	296,410

SHAREHOLDERS EQUITY

SHARE CAPITAL (Note 6)	8,068,403	8,086,803	7,133,578

DEFICIT	(1,872,714)	(1,752,914)	(1,567.007)
	6,195,689	6,333,889	5,566,571
	$ 6,358,849	$ 6,492,825	$ 5,899,183

COMMITMENTS (Note 13)

APPROVED BY THE BOARD:

_________________________
"JOHN KRUZICK"
Director

_________________________
"SHARON ROSS"
Director

DRC RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

AND QUARTERS ENDED MARCH 31, 2003 AND 2002
	Mar, 31, 2003 (Unaudited)	Mar, 31, 2002 (Unaudited)	Dec, 31, 2002 (Audited)	Dec, 31, 2001 (Audited)	Dec, 31, 2000 (Audited)
INCOME
Interest and other	24,206	32,517	116,676	232,801	152,057
Oil and gas royalties	514	538	1,743	2,123	4,357
Foreign exchange gain (loss)	(29,335)	383	(4,159)	20,231	20,113
	(4,615	33,438	114,260	255,155	176,527
EXPENSES
Bank charges	207	183	437	306	349
Consulting and management	30,375	18,366	85,641	49,905	10,500
Amortization	3,0147	1,055	12,068	11,032	11,200
Dues and subscriptions	936	8,823	11,920	3,584	3,991
Financing and sponsorship				52,000
Mortgage interest					(967)

Office, secretarial services and stationary	23,333	25,947	81,469	54,828	46,830
Professional fees	6,359	3,565	57,644	15,001	14,852
Regulatory fees	7,425	3,427	52,855	8,433	17,545
Rent	6,456	4,786	19,861	18,119	17,043
Telephone	981	1,259	4,826	4,038	4,757
Transfer agent	1,433	728	7,379	5,092	5,095
Travel and promotion	18,719	25,207	88,462	21,841	13,795
					41,718
Write-off of mineral claim interests				5,999	96,360
Write-down of marketable security			1,000	2,250	2,000
	99,241	94,346	482,811	290,539	186,708
LOSS FOR THE YEAR BEFORE INCOME TAXES	(103,856)	(60,908	(368,551)	(35,384)	(10,181)
FUTURE INCOME TAXES (Note 5)	(15,944)	12,728	182,644	(79,425	(216,985)
LOSS FOR THE YEAR	(119,800	(48,180)	(185,907)	(114,809)	(227,166)
DEFICIT, BEGINNING OF PERIOD	(1,752,914)	(1,567,007)	(1,567,007)	(1,452,198)	(1,225,032)
DEFICIT, END OF PERIOD	$ (1,872,714)	$ (1,615,187)	$ (1,752,914)	$ (1,567,007	$ (1,452,198)
LOSS PER SHARE	$ (0.01)	$ (0.01)	$ (0.02)	$ (0.02)	$ (0.04)

DRC RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

AND QUARTERS ENDED MARCH 31, 2003 AND 2002

	Quarter March 31, 2003(Unaudited)	Quarter March 31, 2002 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)	Year Dec 31, 2000 (Audited)
CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES
Loss for the year	(119,800)	(48,180)	(185,907)	(114,809)	(227,166)
Items not requiring cash:
Amortization	3,017	1,055	12,068	11,032	11,200
Write-off of mineral claim interests				5,999	96,360
					41,718
Write-down of marketable security			1,000	2,250	2,000
Future income taxes	15,944	(12,728)	(182,644)	79,425	216,985
	(100,839)	(58,853	(348,234)	74,008	42,737
Net change in non-cash working capital items	(6,595	191,015	407,102	(121,647	(41,212)
Cash (Used For) Provided By Operating Activities	(107,434)	132,162	58,868	(47,639)	1,525
INVESTING ACTIVITIES
Payments of resource property costs	(67,180)	(58,718)	(1,173,040)	(1,209,278	(727,420)
Acquisition of capital assets		(3,962)	(39,236)	(8,477	(12,630)
Cash Used For Investing Activities	(67,180)	(62,680)	(1,212,276)	(1,217,755)	(740,050)
FINANCING ACTIVITIES
Special warrants issued for cash net of costs				(45,575)	4,904,120
Share capital issued for cash	15,000		1,209,432	47,300	249,800
Repayment of mortgage					(8,596)
Cash Provided By Financing Activities	15,000		1,209,432	1,725	5,145,324
INCREASE (DECREASE) IN CASH	(159,614	69,482	56,024	(1,263,669)	4,406,799
CASH, BEGINNING OF PERIOD	3,872,144	3,816,120	3,816,120	5,079,789	672,990
CASH COMPRISES:
Cash	$ 107,060	(711)	65,781	4,375	(30,956)
Short term investments	3,605,470	3,886,313	3,806,363	3,811,745	5,110,745
	$ 3,712,530	$ 3,885,602	$ 3,872,144	$ 3,816,120	$ 5,079,789

DRC RESOURCES CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

AND THE QUARTER ENDED MARCH 31, 2003

Common Stock	Special Shareholders		Total
Shares	Amount	Warrants	Deficit	Equity
Balance as at December 31, 1999 (Audited	4,456,016	2,285,189		(1,225,032)	1,060,157
Issued by private placement Special warrants			5,400,000		5,400,000
Issued for cash Exercise of stock options	212,000	49,800			49,800
Exercise of warrants	1,000,000	200,000			200,000
Conversion of special warrants	12,500	45,408	(45,408
Share issue costs			(495,880)		(495,880)
Tax effect on flow-through special warrants		(211,056)			(211,056)
For mineral property	1,000,000	300,000			300,000
Loss for the year				(227,166)	(227,166)
Balance as at December 31, 200 (Audited)	6,680,516	2,669,341	4,858,341	(4,858,712)	6,075,855
Issued for cash Exercise of options	211,000	47,300			47,300
Conversion of special warrants	1,392,250	4,813,137	(4,813,137)
Share issue costs			(45,575)		(45,575)
Tax effect on flow-through special warrants		(396,200)			(396,200)
Loss for the year				(114,809)	(114,809)
Balance as at December 31, 2001 (Audited)	8,283,766	7,133,578		(1,567,007	5,566,571
Issued by private placement for cash	700,000	2,100,000			2,100,000
Repurchase for cancellation	(252,000)	(726,083)			(726,083)
Share issue costs		(164,485)			(164,485)
Tax effect on flow-through special warrants		(376,207)			(376,207)
For mineral property	400,000	120,000			120,000
Loss for the year				(185,907)	(185,907)
Balance as at December 31, 2002 (Audited)	9,131,766	8,086,803		(1,752,914)	6,333.889
Issued for cash Broker warrants	5,000	15,000			15,000
Tax effect on flow-through special warrants		(33,400)			(33,400)
Loss for the period				(119,800)	(119,800)

Balance as at March 31, 2003 (Unaudited)	$ 9,136,766	$ 8,068,403	$(1,872,714)	$ 6,195,689

Acquisition Costs	Quarter March 31, 2003 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)
Kamloops "Afton" Claims	421,733	421,734	301,733
Kamloops Ajax - Python Claims	48,732	48,732	48,621
Alberta Mineral Permits	1	1	6,000
Timmins, Ontario Claims	1	1	1
Texas Oil and Gas Property	110,867	110,867	110,867
Balance, End Of Period	$ 581,334	$ 581,335	$ 467,222
Deferred Exploration Costs	Afton Claims	Ajax Python Claims	Quarter March 31, 2003 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)
Balance, Beginning Of Period	$ 1,763,674	$ 59,185	$ 1,822,859	$ 1,136,649	$ 657,641
Assays and testing	276		276	46,256	44,905
Drilling	6,360		6,630	738,557	809,873
Engineering	32,448		32,448	98,170	116,996
Geological consulting	33,300		33,300	163,705	268,462
Labour	3,381		3,381	39,512	36,918
Supplies and equipment	630		630	26,869	7,818
Travel and accommodation	6,375		6,375	38,477	52,157
Staking and filing fees					11,617
Miscellaneous	1,530		1,530	7,206	3,698
Grant recoveries				(96,335)	(412,375)
Tax effect of flow through shares	(33,400)		(33,400)	(376,207)	(396,200)
	50,900		50,900	686,210	543,869
Costs written-off					(64,861)
	50,900		50,900	686,210	479,008
Balance, End Of Period	$ 1,814,574	$ 59,185	$ 1,873,759	$ 1,822,859	$ 1,136,649
Resource Properties			$ 2,455,093	$ 2,404,194	$ 1,603,871

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

1. NATURE OF BUSINESS

DRC Resources Corporation is a public company incorporated under the Company Act (British Columbia). The common shares of the Company were traded on the TSX Venture Exchange ("TSXV") until December 30, 2002,then on December 31, 2002 they were listed on the Toronto Stock Exchange.

The Company is in the process of exploring its resource properties to determine whether the properties contain ore reserves that are economically recoverable.

The continued operations of the Company and the recoverability of the amounts shown as resource properties are dependent upon the existence of recoverable reserves, the ability of the Company to obtain financing to complete the developments, and upon future profitable production or proceeds from disposition of its resource properties.

Although the Company has taken steps to verify title to mineral properties in which it has an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Companys title. Property title may be subject to unregistered prior agreements or transfers and may be affected by undetected defects.

2. SIGNIFICANT ACCOUNTING POLICIES

a) Principals of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Dynamic Resources Corporation, Inc. All significant inter-company transactions and balances have been eliminated on consolidation.

b) Use of Estimates

The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires the Companys management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Significant areas of estimate relate to resource properties and related deferred exploration costs, future site restoration costs, and future income tax asset valuation allowance. Actual results could differ from those estimates. By their nature, these estimates are subject to measurement uncertainty, and the impact on the consolidated financial statements of future changes in such estimates could be material.

c) Resource Properties

i) Mineral Interests

The Company capitalizes acquisition and related exploration costs of mineral interests until such time as the mineral property to which they relate is brought into production, or is sold, allowed to lapse or abandoned. The costs will be amortized on a unit of production basis following commencement of production or written off to operations if the mineral property is abandoned. Mineral option payments are recorded when received and are charged against the related mineral claim interest cost. General exploration, overhead and administration costs are expensed in the period they are incurred.

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

2. SIGNIFICANT ACCOUNTING POLICIES (CONTD)

c) Resource Properties (Contd)

ii) Oil and Gas Interests

The acquisition, drilling and completion costs of oil and gas interests are capitalized when incurred. If proven to be productive, these costs are charged to operations over the producing life of the property by annual provisions for depletion calculated on a unit of production basis; otherwise, if abandoned, the costs less accumulated amortization are charged to operations. All oil and gas property interests are owned in the United States and provide income from royalty interests.

d) Marketable Securities

The following portfolio investments are recorded at the lower of cost and market value:
Name Of Issuer	Class Of Security	Quantity	Cost Of Securities	Market Value of Securities Quarter March 31, 2003 (Unaudited)	Market Value of Securities Year Dec 31, 2002 (Audited)	Market Value of Securities Year Dec 31, 2001 (Audited)
Planet Ventures Inc	Common shares	25,000	5,750	1,500	1,500	3,750

e) Capital Assets

Capital assets are stated at cost less accumulated amortization. Amortization is calculated using the straight-line method at a rate of 20% per annum.

f) Foreign Currency Translation

The Companys foreign operation is considered fully integrated with the Company and is translated into Canadian dollars using the weighted average rates for the period for items included in the statement of operations and deficit, except for amortization which is translated at historical rates, the rate prevailing at the balance sheet date for monetary assets and liabilities, and historical rates for all other items. Exchange gains or losses on translation are included in the current periods operations.

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

2. SIGNIFICANT ACCOUNTING POLICIES (CONTD)

g) Income Taxes

The Company recognizes and measures, as assets and liabilities, income taxes currently payable or recoverable as well as future taxes which will arise from the realization of assets or settlement of liabilities at their carrying amounts, which differ from their tax bases. Future tax assets and liabilities are measured using substantially enacted or enacted tax rates expected to apply to taxable income in the years in which such temporary differences are expected to be recovered or settled. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered more likely than not.

h) Adoption of New Accounting Standards

Share capital includes flow-through shares issued pursuant to certain provisions of the Income Tax Act of Canada ("the Act"). The Act provides that, where the share issuance proceeds are used for exploration and development expenditures, the related income tax deductions may be renounced to subscribers. Accordingly, these expenditures provide no tax deduction to the Company.

The Company reduces share capital and deferred exploration costs for the year by the estimated amount of the related future tax liability when the capital expenditures are incurred.

i) Stock-based Compensation

The Company grants stock options to executive officers and directors, employees and consultants. Effective January 1, 2002, the Company adopted the new Canadian Institute of Chartered Accountants accounting standards for stock-based compensation and other stock-based payments. These new standards establish the method for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments.

The Company has elected to adopt the intrinsic value method, which recognizes compensation cost for awards to employees only when the market price exceeds the exercise price at the date of the grant, but requires pro-forma disclosure of earnings and earnings per share as if the fair value method had been adopted. Any consideration paid by the option holders to purchase shares is credited to share capital.

Had the Company followed the fair value method of accounting, the Company would have recorded a compensation expense of $115,281 pursuant to the share options issued during the year. Pro-forma loss information determined under the fair value method of accounting for stock options is as follows:

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

2. SIGNIFICANT ACCOUNTING POLICIES (CONTD)

i) Stock-based Compensation (Contd)

	Quarter March 31, 2003 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)	Year Dec 31, 2000 (Audited)
Loss for the year As reported	$ (119,800)	$ 185,907	$ 114,809	$ 227,166
Pro Forma	$ (119,800)	$ 301,18	$ 114,809	$ 227,166
Loss per share As reported	$ (0.01	$ 0.02	$ 0.02	$ 0.04
Pro Forma	$ (0.01)	$ 0.03	$ 0.02	$ 0.04

The pro-forma amounts exclude the effect of stock options granted prior to January 1, 2002. The fair value of each stock option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

risk free interest rate of 2.8%, dividend yield of 0%, expected life of 2 years, and volatility of 56%.

j) Loss Per Share

Loss per share data is computed by dividing the loss by the weighted average number of common shares and common share equivalents outstanding during the year. Shares issuable upon the exercise of share purchase warrants and stock options were excluded from the computation of loss per share because their effect would be anti-dilutive.

3. RESOURCE PROPERTIES

Kamloops, B.C. "Afton" Mineral Property

The Company entered into an option agreement dated September 22, 1999 to acquire the Afton Mineral Claims Group, in the Kamloops Mining Division of B.C. Consideration is the issuance of 2,000,000 common shares of the Company in stages, being 1,000,000 shares on effective date of the shareholders approval of the agreement, and 200,000 shares annually for the next five years beginning in year 2, a work commitment of $6,500,000 over nine years and a 10% net profit royalty. The Company can purchase back the 10% net profit royalty interest, on or before December 1, 2010 for $2,000,000. Minimum work commitments vary from $400,000 to $1,000,000 each year and are $600,000 in year 2001 and $1,000,000 in year 2002.

On July 19, 2000, 1,000,000 common shares of the Company were issued in accordance with the agreement. During the first quarter ending March 31, 2002, the Company issued 200,000 common shares in accordance with the agreement for year 2 and in the final quarter ending December 31, 2002 the Company issued 200,000 common shares in accordance with the agreement for year 3. The value as per the terms of the agreement was $0.30 per share for a total cost to the Company of $120,000. Claim work completed has extended the claims in good standing until March 8, 2011.

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

3. RESOURCE PROPERTIES (CONTD)

Kamloops, B.C. "Afton" Mineral Property (Contd)

The President of the Company has a one-half interest in the option agreement above as one of the optionors. (See Notes 9 and 13)

Kamloops, B.C., Mineral Property

The Company owns a 100% interest in the Ajax - Python Claim Group, subject to a 2% net smelter royalty, consisting of 62 mineral claims and 5 crown grants in the Kamloops Mining Division of B.C. The cost of the claims acquired was 100,000 common shares of the Company at a fair value of $0.50 per share. Claim work completed has extended the claims in good standing until September 26, 2004 - 2007.

The Company entered into a joint venture agreement dated April 4, 1999 with Planet Ventures Inc. (formerly Footwall Explorations Inc.), a TSXV listed public company, for them to acquire a 50% interest in the Python Claim Group. Consideration to be received was 100,000 common shares of Planet Ventures Inc. (25,000 shares per year) and they were to incur cumulative exploration expenditures of $400,000 over four years. The Company received 25,000 shares of Planet Ventures Inc. upon signing the agreement, subject to a one-year hold period, and Planet Ventures Inc. incurred exploration expenditures of $29,675 during the year. The Company and Planet Ventures Inc. by mutual agreement, terminated the option agreement on March 29, 2000.

Alberta Mineral Property

The Company acquired, on October 23, 2000, twelve metallic and industrial mineral permits located in Northern Alberta. These permits are in good standing until April 12, 2003.

Timmins, Ontario, Mineral Property

The Company has a 100% interest in 11 units (440 acres) located in the Porcupine Mining division of Ontario. The mineral claims are in good standing until October 14, 2005.

Oil and Gas Property, Texas, U.S.A.

The Company owns a 25% interest in approximately 358 acres of land located in Texas, U.S.A., which land provide its oil and gas property royalty interests.

4. CAPITAL ASSETS
Net Book Value
	Accumulated Cost Depreciation		March 31, 2003 (Unaudited)	Dec 31, 2002 (Audited)	Dec 31, 2001 (Audited)
Transportation vehicles	$ 29,690	$ 7,422	$ 22,268	$ 23, 752
Office equiptment	$ 32,990	$ 16,740	$ 16,250	$ 17,783	$ 14,367
	$ 62,680	$ 24,162	$ 38,518	$ 41,535	$ 14,367

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

5. INCOME TAXES

a) Profit (loss) before income taxes are as follows:
	Quarter March 31, 2003 (Unaudited)	Quarter March 31, 2002 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)	Year Dec 31, 2000 (Audited)
Canada	$ (102,751)	$ (61,450)	$ (368,353)	$ (36,625)	$ (12,368)
USA	(1,105)	542	(198)	1,241	2,187
Total	$ (103,856)	$ (60,908)	$ (368,551)	$ (35,384)	$ (10,181)

b) The provision for income taxes consist of the following:
	Quarter March 31, 2003 (Unaudited)	Quarter March 31, 2002 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)	Year Dec 31, 2000 (Audited)
Future
Canada	$ (15,944)	$ (12,728)	$ (182,644)	$ 79,425	$ (216,985)
USA	-	-	-	-	-
TOTAL FUTURE INCOME TAX EXPENSE (RECOVERY	$ (15,944)	$ (12,728)	$ (182,644)	$ 79,425	$ (216,985)

c) Temporary differences that give rise to future income taxes are as follows:

Long-term future tax liability	Quarter March 31, 2003 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)
Resource Properties	$ (141,508)	$ (126,838)	$ (302,166)
Capital Assets	11,798	13,071	5,756
TOTAL Long- Term Future Income Tax Liability	$ (129,710)	$ (113,767)	$ (296,410)

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

5. INCOME TAXES (CONTD)

d) Temporary differences that could give rise to future income tax assets:
Long-term Future Tax Assets	Quarter March 31, 2003 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)
Loss carry forwards	$ 369,218	363,267	165,536
Share issue costs	128,757	142,505	132,326
Total Long-Term Future Income Tax Assets	497,975	505,772	297,862
Less valuation allowance	497,975	505,775	297,862
Net Long-Term Future Income Tax Assets	-	-	-

e) Subject to confirmation by the income tax authorities, the Company has the following undeducted tax pools:
	Quarter March 31, 2003 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)
Canadian Exploration Expenses	$ 438,721	400,283	316,748
Canadian Development Expenses	$ 531,480	623,408	413,596
Undepreciated Capital Costs	$ 68,296	71,455	29,165
Share Issue Costs	$ 324,981	359,679	333,988
Non-Capital Losses, expiring at various dates to 2009	$ 931,899	877,358	417,810

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

6. SHARE CAPITAL

a) Authorized

40,000,000 common shares without a par value

b) Issued
	Number of Shares	Amount
Balance, December 31, 2002 (Audited)	9,131,766	8,086,403
Issued for cash Exercise of brokers warrants	5,000	15,000
Tax effect of flow-through shares/special warrants		(33,400)
Balance, March 31, 2003 (Unaudited)	$ 9,136,766	$ 8,068,403

Year 2003 First Quarter

During the first quarter ending March 31, 2003, 5,000 shares were issued at a price of $3.00 per share for broker warrants.

Year 2002

During the year, the Company repurchased a total of 252,000 shares for cancellation at a cost of $726,083. The Company is authorized to repurchase up to a total of 440,000 shares. This right expired on February 19, 2003.

During the first quarter ending March 31, 2002, 200,000 shares were issued at a price of $0.30 per share for the 2001 year option payment. On December 1, 2002, 200,000 shares were issued at a price of $0.30 per share for the 2002 year option payment. Both payments were in accordance with the Afton property option agreement.

On July 24, 2002 the Company, by a brokered private placement, issued 700,000 flow through common shares at a price of $3.00 per share with the net proceeds of $1,935,515 credited to the treasury.

Year 2001

The Company issued 160,000 common shares for share options exercised at $0.20 per share and 51,000 common shares for options exercised at $0.30 per share.

1,392,250 special warrants were exercised during the year. The net proceeds were transferred to share capital.

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

6. SHARE CAPITAL (CONT'D)

c) Stock Options

The Company does not have an established share purchase option plan. However, from time to time, the board of directors may grant options to directors, officers, employees or consultants subject to the approval of the regulatory authorities.
Stock Options Outstanding	Outstanding	Option Price
Balance, December 31, 2000 (Audited)	664,000
Cancelled	(25,000)	$7.00
Exercised	(160,000)	$0.20
Exercised	(51,000)	$0.30
Granted	90,000	$4.00*
Balance, December 31, 2001 (Audited)	518,00
Granted	100,00	$3.05
Granted	320,000	$3.00
Granted	50,000	$3.50
Expired	(33,000)	$3.00
Cancelled	(65,000)	$3.00
Balance, December 31, 2002 (Audited) and March 31, 2003 (Unaudited	890,00

*option price amended from $4.00 to $3.00 in current year.

The expiry dates of the options are:
September 13, 2004	395,000 options @ $3.00* (extended from Sept. 13, 2002
May 9, 2003	5,000 options @ $3.00
February 1, 2004	320,000 options @ $3.00
September 18, 2004	100,000 options @ $3.05
December 5, 2004	50,000 options @ $3.50

On September 18, 2002, 100,000 options @ $3.05 per share were granted for ongoing financial consulting services to a related person of the President. The options expire on September 18, 2004.

7. SPECIAL WARRANTS

On August 3, 2000 the Company, by a brokered private placement, issued 1,304,750 special warrants and 100,000 agents special warrants at a price of $4.00 per special warrant. Each special warrant was exchangeable for one common share and one non-transferable share purchase warrant at an exercise price of $5.00 up to December 15, 2001 entitling the holder to purchase one common share. The special warrants issued to Ontario residents were exchanged for common shares pursuant to a final prospectus dated August 3, 2001. During the year ended December 31, 2001, 1,392,250 warrants were exercised for common shares (See Note 6(b)). No share purchase warrants were exercised and all expired December 15, 2001.

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

8. BROKER WARRANTS

On July 24, 2002 the Company by a private placement, issued 70,000 broker warrants exchangeable on or before July 24, 2003 into common shares at a purchase price of $3.00 per warrant. No warrants were exercised in the year 2002.

9. RELATED PARTY TRANSACTIONS
Quarter March 31, 2003 (Unaudited)	Quarter March 31, 2002 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)	Year Dec 31, 2000 (Audited)
For consulting, administration and exploration costs charged by a private company controlled by the President/Director of the Company	$ 32,625	26,600	112,845	113,440	86,300
For shares issued in payment on "Afton" proprty option agreement to the President/Director of the Company. 200,000 shares were issued during the year (cumulative total is 700,000 shares to date)		$ 30,000	60,000		150,000
For consulting services charged by a related person of the President.	$ 16,875		11,250
For secretarial and administrative services by a private company whichy a director has a 50% interest and any director;s fees paid.	$ 15,157	12,136	41,405	33,481	27,691

10. SUPPLEMENTARY CASH FLOW INFORMATION

The statement of cash flows reflected the new requirement under Section 1540 of the Canadian Institute of Chartered Accountants Handbook.

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

10. SUPPLEMENTARY CASH FLOW INFORMATION (CONTD)

The Company conducted non-cash activities as follows:
	Quarter March 31, 2003 (Unaudited)	Quarter March 31, 2002 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)	Year Dec 31, 2000 (Audited)
Financing Activities Common shares issued for mineral properties		$ 60,000	120,000		300,000

11. SEGMENTED INFORMATION

The Companys operations consist of two business segments - oil and gas, which is in the Untied States and mineral exploration which is in Canada. The other principal assets which are held in Canada consist primarily of cash, term deposits, and corporate notes.
	Quarter March 31, 2003 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)
Canada
Current Assets	$ 3,855,275	4,035,551	4,278,201
Resource Properties	$ 2,344,266	2,293,327	1,493,004
Capital Assets	$ 38,518	41,535	14,367
	$ 6,238,019	6,370,413	5,785,572
	Quarter March 31, 2003 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)
USA
Current Assets	$ 9,963	11,545	2,744
Resource Property	$ 110,867	110,867	110,867
	$ 120,830	122,412	113,611
Total Assets	$ 6,358,489	6,492,825	5,899,183

12. FINANCIAL INSTRUMENTS

The Companys financial instruments consist of cash, term deposits, corporate notes, amounts receivable and accounts payable. Unless otherwise noted, it is managements opinion that the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments. The fair values of cash, term deposits, corporate notes, amounts receivable and accounts payable approximate their carrying values due to the relatively short period to maturity of these instruments. At March 31, 2003 the Company had $266,332 in US dollars, comprised of $6,786 in a current account and $259,445 in a bankers acceptance note, due March 31, 2003.

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

13. COMMITMENTS

The Company, under the terms of the option agreement to acquire the "Afton" Mineral Property, is required to issue an additional 600,000 shares in 200,000 share instalments over the next three years and, to perform a work commitment of $6,500,000 over nine years. To date $3,227,373 has been expended.

960,000 common shares are reserved for issuance for stock options and brokers warrants. (See notes 6(c) and 8)

14. ENVIRONMENTAL RISKS

Existing and possible future environmental legislation, regulations and action could give rise to additional expense, capital expenditures, restrictions and delays in the activities of the Company, the extent of which cannot be predicted. Regulatory requirements and environmental standards are subject to constant evaluation and may be significantly increased, which could materially and adversely affect the business of the Company or its ability to develop its mineral properties on an economic basis. Before production can commence on any property, the Company must obtain regulatory and environmental approvals. There is no assurance that such approvals will be obtained on a timely basis or at all. The cost of compliance with changes in government regulations has the potential to reduce the profitability of operations or preclude entirely the economic development of property.

15. DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian "GAAP") which differ in certain material respects from United States generally accepted accounting principles and practices (U.S. GAAP").

(a) Mineral Properties

Under Canadian GAAP, mineral property acquisitions and exploration expenditures are capitalized until such property is placed into production, sold or abandoned.

Under U.S. GAAP, the recoverability of capitalized mineral property expenditures is generally considered insupportable until a commercially mineable deposit is determined; therefore all mineral property expenditures are expensed as incurred.

(b) Common Stock

Under U.S. GAAP. Compensation cost must he considered for all stock options granted requiring the Company to utilize both the intrinsic value-based and the fair value based methods of accounting and reporting stock-based compensation. Under Canadian GAAP, effective January 1, 2002, all stock-based awards made to non-employees must be measured and recognized using the fair value based method. The Company has elected to adopt the intrinsic value method, which recognizes compensation cost for awards to employees only when the market price exceeds the exercise price at date of grant, but requires pro-forma disclosure of earnings and earnings per share as if the fair value method had been adopted.

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

15. DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES (CONTD)

(b) Common Stock (Contd)

The Company, if required to report under U.S. GAAP, would elect to apply Accounting Principles Board Opinion No. 25: Accounting for Stock Issued to Employees ("APB 25") to account for all stock options granted. Further, Statement of Financial Accounting Standards No. 123: Accounting for Stock-Based Compensation ("SFAS 123") requires additional disclosure to reflect the results of the Company as if it had elected to follow SFAS 123. SFAS 123 requires a fair value based method of accounting for stock options using the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options and require the input of and are highly sensitive to subjective assumptions including the expected stock price volatility. Stock options granted by the Company have characteristics significantly different from those traded options. In the opinion of management, the existing model does not provide a reliable single measure of the fair value of stock options granted by the Company.

Under APB 25, compensation cost must be recognized for all compensatory stock options granted whenever the market price of Companys shares on the date of grant exceeds the exercise price. The year 2002 was the only year where compensation was required to be reported (see note 2(i)).

In accordance with SFAS 123, the following is a summary of the changes in the Companys stock options for the 2002, 2001 and 2000 fiscal years:

	2002		2001		2000
	Number of Shares	Weighted Average Exercise price	Number of Shares	Weighted Average Exercise price	Number of Shares	Weighted Average Exercise price
Balance exercisable at beginning of year	518,000	3.17	664,000	4.84	426,000.23
Granted	470,000	3.06	90,000	4.00	453,000	7.00
Exercised			(211,000)	.23	(212,000)	.23
Expired	(33,000)	4.010
Cancelled	(65,000)	3.00	(25,000)	7.00
Options Price Reduction		(2) 1.00		(1) 3.00
Balance exercisable at end of year	(3) 890,000	2.65	518,000	3.17	664,000	4.84

(1) Option price amended from $7.00 to $4.00 on 428,000 options

(2) Option price amended from $4.00 to $3.00 on 395,000 options

(3) There was no change in the number of shares and weighted average exercise price for the quarter ended March 31, 2003.

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

15. DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES (CONTD)

(b) Common Stock (Contd)
	2002		2001		2000
	Number of Shares	Weighted Average Exercise price	Number of Shares	Weighted Average Exercise price	Number of Shares	Weighted Average Exercise price
Weighted-average fair value of options granted during the year		3.06		4.00		7.00

For the 2002 fiscal year, the weighted-average fair values for stock options were estimated at the date of grant or amendment using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 2.8% volatility factor of the expected market price of the Companys common stock of 56%; option lives of two years; and no expected dividends.

The following is a summary of the Companys net loss and basic and diluted loss per share as reported and pro forma as if the fair value based method of accounting defined in SFAS 123 had been applied for the 2002, 2001, and 2000 fiscal years:
	2002		2001		2000
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
Net loss for the year	(185,907)	(301,188)	(114,809)	(114,809)	(227,166)	(227,166)
Basic and diluted loss per share	(0.02)	(0.03)	(0.02)	(0.02)	(0.04)	(0.04)

(c) Application of U.S. GAAP to Financial Statements

The impact of the application of U.S. GAAP to the Companys financial statements are summarized as follows:

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

15. DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES (CONTD)

(c) Application of U.S. GAAP to Financial Statements (Contd)
BALANCE SHEETS	Quarter March 31, 2003 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)	Year Dec 31, 2000 (Audited)
Assets
Mineral properties under Canadian GAAP	$ 2,455,093	2,404,194	1,603,871	1,155296
Add back write-off of resource properties under Canadian GAAP		5,999	96,360	41,718
Resource property expenditures expensed under U.S. GAAP	(50,899)	(806,322)	(544,935)	(816,364)
Cumulative historical adjustments	(2,404,194)	(1,603,871)	(1,155,296)	(380,650)
Resource properties under U.S. GAAP
Total Assets under U.S. GAAP	$ 3,903,756	$ 4,088,631	$ 4,295,312	$ 5,225,411
Shareholders Equity
Deficit under Canadian GAAP	$ (1,872,714)	(1,752,914)	(1,567,007)	(1,452,198)
Deduct net loss under Canadian GAAP	119,800	185,907	114,809	227,166
Add net loss under U.S. GAAP	(170,700)	(806,322)	(544,935)	(816,364)
Cumulative historical adjustments	(2,404,194)	(1,603,871)	(1,155,296)	(380,650)
Deficit under U.S. GAAP	(4,327,808)	(3,977,200)	(3,152,429)	(2,422,046)
Total Shareholders Equity under U.S. GAAP	$ 3,740,595	$ 4,109,603	$ 3,981,149	$ 5,106,007

STATEMENTS OF OPERATIONS
	Quarter March 31, 2003 (Unaudited)	Quarter March 31, 2002 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)	Year Dec 31, 2000 (Audited)
Loss for the year under Canadian GAAP	$ (119,800)	(48,180)	(185,907)	(114,809)	(227,166)
Add back write-off of resource properties under Canadian GAAP			5,999	96,360	41,718
Resource property expenditures expensed under U.S. GAAP	(50,900)	(23,055)	(806,322)	(544,935)	(816,364)
Loss for the year under U.S. GAAP	$ (170,700)	(71,235)	(986,230)	(563,384)	(1,001,812)

15. DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES (CONTD)

(c) Application of U.S. GAAP to Financial Statements (Contd)

STATEMENTS OF CASH FLOWS
Operating Activities	Quarter March 31, 2003 (Unaudited)	Quarter March 31, 2002 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)	Year Dec 31, 2000 (Audited)
Loss for the year under U.S GAAP	$ (170,700)	(71,235)	(986,320)	(563,384)	(1,001,812)
Non-cash issue of shares for property		60,000	120,000		300,000
Other components of operating activities which are similar under Canadian and U.S. GAAP	12,366	180,342	244,775	67,170	238,691
Net cash provided by (used for) operating activities under U.S GAAP	$ (158,334)	169,107	(621,545)	(496,214)	(473,121)
Investing Activities Resource property costs under U.S. GAAP
Net cash used for investment activities under U.S. GAAP

(d) Loss Per Share

Under U. S. GAAP, the presentation of both basic and diluted earnings per share ("EPS") is required for all entities with complex capital structures including a reconciliation of each numerator and denominator. Basic EPS excludes dilutive securities and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding in the year. Diluted EPS reflects the potential dilution that could occur if dilutive securities were converted into common shares and is computed similarly to fully diluted EPS pursuant to previous accounting pronouncements. These requirements under U. S. GAAP apply equally to loss per share presentations.

DRC RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 AND DECEMBER 31, 2002

15. DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES (CONTD)

(d) Loss Per Share (Contd)

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share calculations:
	Quarter March 31, 2003 (Unaudited)	Quarter March 31, 2002 (Unaudited)	Year Dec 31, 2002 (Audited)	Year Dec 31, 2001 (Audited)	Year Dec 31, 2000 (Audited)
Numerator, net loss for the year under U.S. GAAP	$ (170,700)	(71,235)	(986,230)	(563,384)	(1,001,812)
Denominator: Weighted-average number of shares under Canadian GAAP	9,133,433	8,417,099	8,704,716	7,704,716	5,742,938
Effect of escrow shares excluded from the denominator under U.S. GAAP
Weighted-average number of shares under U.S. GAAP	9,133,433	8,417,099	8,704,716	7,792,620	5,742,938
Basic and diluted loss per share under U.S. GAAP	$ (0.02)	$ (0.01)	$ (0.11)	$ (0.07)	$ (0.17)

Stock options and warrants outstanding were not included in the computation of diluted loss per share as their inclusion would be antidilutive.

(e) Recent Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets that established a single accounting model, based on the framework of SFAS No. 121 ("Accounting of the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of "). The statement is effective for fiscal years beginning after December15, 2001 and the Company does not expect any significant impact upon adoption.